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                                                                    EXHIBIT 99.2

NEWS                                                   Contact:  Thomas W. Campo
                                                                 (212) 887-6827



                HEARST-ARGYLE TELEVISION AND PULITZER PUBLISHING
                             AMEND MERGER AGREEMENT


     NEW YORK, NY, January 18, 1999 Hearst-Argyle Television, Inc. (NYSE: HTV) announced today that the Company and Pulitzer Publishing Company (NYSE: PTZ) have amended their previously announced merger agreement under which Hearst-Argyle would acquire Pulitzer's broadcast group. The companies have amended the terms of the agreement to provide for a fixed number of Hearst-Argyle shares to be issued to Pulitzer shareholders in the merger.

     Under the terms of the amendment, Hearst-Argyle will issue 37,096,774 shares to Pulitzer shareholders. Under the prior terms of the agreement before the amendment, Hearst-Argyle was to deliver $1.15 billion of Hearst-Argyle shares based on the market price of Hearst-Argyle Series "A" Common Stock for the 15-trading day period prior to closing of the transaction. The new fixed-share amount is equivalent to using $31 per share for the price of Hearst-Argyle Series "A" Common Stock under the prior formulation. The amendment removes from the agreement, which was first announced on May 25, 1998, the equity-adjustment "collar" mechanism as well as any termination rights of Pulitzer relative to fluctuations in the price of Hearst-Argyle common stock.

     "Both Hearst-Argyle and Pulitzer agreed that it was important to make this adjustment at this time," said Bob Marbut, chairman and co-chief executive officer of Hearst-Argyle Television. "Initially, we believed all regulatory requirements would have been satisfied in time to complete this transaction by the end of 1998. We now expect the registration statement and proxy materials to be declared effective and mailed within the next 30 days. Given this delay and the current volatility in financial markets, we agreed it would be appropriate to apply a fixed share number to the transaction rather than subject the shareholders of both companies to the vagaries and uncertainties of the broader financial markets."

     "This amendment puts this very sensible transaction in our final sights," said John G. Conomikes, Hearst-Argyle Television president and co-chief executive officer. "Together, Hearst-Argyle and the Pulitzer broadcast group will be more capable of competing and growing within the consolidating TV broadcasting industry."

     All regulatory approval, with the exception of final SEC clearance, has been received. The transaction, subject to shareholder approvals and certain other conditions, is expected to close within first quarter 1999.

                                     -more-
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Hearst-Argyle, Pulitzer Amend Transaction/2



     Hearst-Argyle Television, Inc. currently owns and/or manages 17 network-affiliated television stations, and manages two radio stations, in geographically diverse U.S. markets. The Company's television stations reach more than 12% of U.S. TV households, making it one of the largest non-network owned television station groups in the United States. The addition of the nine television and five radio stations of Pulitzer Publishing Co. would extend Hearst-Argyle's U.S. TV household coverage to about 17.5%, making it one of the nation's two largest independent TV station groups. Hearst-Argyle trades on the New York Stock Exchange under the symbol "HTV."

     This news release contains forward-looking statements that are subject to risks and uncertainties. Forward looking statements include information preceded by, followed by, or that include the words "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, among them, could affect the future results of the Company and could cause those results to differ materially from those expressed in each forward-looking statement: material adverse changes in economic conditions in the markets served by the Company; future regulatory actions and conditions in the television stations' operating areas; and competition from others in the broadcast television markets served by the business.